SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.
                Commission File Numbers 000-24747 & 001-14359

                        CYGNET FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)

                     2525 E. Camelback Road, Suite 1150
                           Phoenix, Arizona 85016
                               (602) 522-3100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock Purchase Rights
                         Common Stock, $.001 Par Value
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]                 Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)          [ ]                 Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)           [ ]                 Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)          [ ]                 Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)           [X]

Approximate number of holders of record as of the certification or notice date:

          Common Stock Purchase Rights        0
          Common Stock, $.001 Par Value       1

Pursuant to the requirements of the Securities Exchange Act of 1934, CYGNET FINANCIAL CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	December 10, 1998	      By:	      /S/ ERNEST C. GARCIA II
                                    Name:     Ernest C. Garcia II
                                    Title:    Chairman of the Board, Chief
                                              Executive Officer, and President

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